Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 5, 2023
Contact:	Jason A. Field
VP, CFO
Telephone:	540-777-3997

RGC RESOURCES, INC. REPORTS

SECOND QUARTER EARNINGS

ROANOKE, Va.  (May 5, 2023)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $6,341,886, or $0.64 per share, for the quarter ended March 31, 2023, compared to a net loss of $24,494,429, or $2.89 per share, for the quarter ended March 31, 2022.  Underlying earnings of $6,341,886, a non-GAAP measure that excludes the after-tax impairments recorded in fiscal 2022, for the current fiscal quarter represents a 25% increase over the prior year second fiscal quarter underlying earnings of $5,077,546.  CEO Paul Nester stated, “We experienced strong underlying earnings growth from improved utility margins associated with customer growth and implementation of the new non-gas rates.”

Net loss for the twelve months ended March 31, 2023 was $1,224,411, or $0.12 per share.  Underlying net income for the twelve months ended March 31, 2023 was $10,115,158, or $1.03 per share, compared to $9,273,396, or $1.11 per share, for the twelve months ended March 31, 2022.  Nester attributed the underlying net income increase to improved utility margins associated with infrastructure replacement programs, customer growth and the implementation of the new non-gas rates. The underlying earnings per share change is due to the impact of the March 2022 equity offering on the weighted average shares outstanding.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Utility margins is a non-GAAP measure defined as utility revenues less cost of gas.  Underlying net income removes the effect of the after-tax impairment charge from the results of operations to enhance the comparability of financial results between periods.  Management considers these non-GAAP measures to provide useful information to both management and investors for purpose of such comparability and in evaluating operating performance, but they should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for, or superior to, GAAP results.

Net income for the three months ended March 31, 2023 is not indicative of the results to be expected for the fiscal year ending September 30, 2023 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations and regulatory and legal challenges and those set forth in Item 1-A of the Company’s fiscal 2022 Form 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Twelve Months ended March 31,
	2023	2022	2023	2022

Operating revenues	$38,029,657	$29,529,683	$102,684,451	$80,196,863
Operating expenses	28,438,235	22,086,295	85,453,680	65,277,556
Operating income	9,591,422	7,443,388	17,230,771	14,919,307
Equity in earnings (loss) of unconsolidated affiliate	2,867	(445)	5,744	386,350
Impairment of unconsolidated affiliates	—	(39,822,213)	(15,270,090)	(39,822,213)
Other income, net	121,824	344,510	986,464	961,521
Interest expense	1,395,862	1,103,844	5,054,255	4,232,992
Income (loss) before income taxes	8,320,251	(33,138,604)	(2,101,366)	(27,788,027)
Income tax expense (benefit)	1,978,365	(8,644,175)	(876,955)	(7,489,448)

Net income (loss)	$6,341,886	$(24,494,429)	$(1,224,411)	$(20,298,579)

Net earnings (loss) per share of common stock:
Basic	$0.64	$(2.89)	$(0.12)	$(2.42)
Diluted	$0.64	$(2.89)	$(0.12)	$(2.42)

Cash dividends per common share	$0.1975	$0.1950	$0.7850	$0.7600

Reconciliation of GAAP net income to underlying net income:
Net income (loss) as reported	$6,341,886	$(24,494,429)	$(1,224,411)	$(20,298,579)
Impairment - net of income tax	—	29,571,975	11,339,569	29,571,975
Underlying net income	$6,341,886	$5,077,546	$10,115,158	$9,273,396

Underlying earnings per share: basic and diluted	$0.64	$0.60	$1.03	$1.11

Weighted average number of common shares outstanding:
Basic	9,911,202	8,486,518	9,838,497	8,372,548
Diluted	9,918,708	8,486,518	9,838,497	8,372,548

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
Assets	2023	2022
Current assets	$32,360,035	$32,520,634
Utility property, net	239,285,862	218,709,630
Other non-current assets	24,806,325	37,128,221

Total Assets	$296,452,222	$288,358,485

Liabilities and Stockholders’ Equity
Current liabilities	$43,632,463	$36,576,652
Long-term debt, net	112,762,045	104,841,078
Deferred credits and other non-current liabilities	39,779,306	41,478,026
Total Liabilities	196,173,814	182,895,756
Stockholders’ Equity	100,278,408	105,462,729

Total Liabilities and Stockholders’ Equity	$296,452,222	$288,358,485